Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-245687) and Form S-8 (File No. 333-258755 and 231712) of our report dated March 29, 2023, with respect to the consolidated financial statements of Dyadic International, Inc. and Subsidiaries as of December 31, 2022 and 2021 and for the two years ended December 31, 2022 included in this annual report on Form 10-K.

/s/ Mayer Hoffman McCann P.C.

St. Petersburg, Florida

March 29, 2023